EXHIBIT 8.2

STROOCK & STROOCK & LAVAN LLP

180 MAIDEN LANE

NEW YORK, N.Y. 10038

(212) 806-5400

June 4, 2007

Monmouth Capital Corporation

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

Ladies and Gentlemen:

You have requested our opinion in connection with the proposed merger of Route 9 Acquisition, Inc., a New Jersey corporation (“MergerCo”) and wholly owned subsidiary of Monmouth Real Estate Investment Corporation, a Maryland corporation (“Monmouth”), with and into Monmouth Capital Corporation, a New Jersey corporation (the “Company”), pursuant to an Agreement and Plan of Merger dated as of March 26, 2007 (the “Merger Agreement”), by and among the Company, Monmouth and MergerCo, regarding the status of the Company as a real estate investment trust (a “REIT”) for federal income tax purposes. All capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

In rendering the opinion expressed herein, we have examined and relied upon the following: (i) the Company’s Second Amended and Restated Certificate of Incorporation; (ii) the Company’s Amended and Restated By-Laws; (iii) the Company’s tax returns for each of the taxable years ended March 31, 2001 through December 31, 2005; (iv) checklists provided by the Company for each of the taxable years ended December 31, 2001 through December 31, 2006, setting forth the information necessary to determine whether the Company met the asset, income, and distribution tests to be qualified as a REIT under Section 856 et seq. of the Internal Revenue Code of 1986, as amended (the “Code”); (v) the leases for each property owned directly or indirectly by the Company at any time during the period from April 1, 2001 through the date hereof; and (vi) such other documents, records and instruments as we have deemed necessary or relevant for the purpose of this opinion. In addition, the Company has provided us with, and we are relying upon, a certificate

Monmouth Capital Corporation

June 4, 2007

containing certain factual representations and covenants of officers of the Company (the “Officers’ Certificate”) relating to, among other things, the operations of the Company and the entities in which it holds, or has held, a direct or indirect interest. For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officers’ Certificate or in any other document. In particular, we note that the Company may have engaged in transactions of which we may be unaware. We have, therefore, assumed and relied on the Company’s representations that the information, statements and descriptions of the Company’s businesses, properties, and activities as described in the Officers’ Certificate and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion, and that the Company at all times has been organized and operated in accordance with the terms of its governing documents. We have assumed that such statements, representations and descriptions are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the accuracy and completeness of such statements, representations and descriptions. Any material change or inaccuracy in the facts referred to, set forth, or assumed in the Officers’ Certificate or any other documents may affect our conclusions set forth herein.

In rendering the opinion set forth herein, we have assumed (i) that the Company was properly qualified as a REIT for the taxable years ended December 31, 2001 and December 31, 2002, (ii) the genuineness of all signatures on documents we have examined, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as copies, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all documents made available to us, and (vii) the accuracy as to facts of all representations, warranties and written statements.

Based upon and subject to the foregoing, we are of the opinion that (i) for each of its taxable years ended December 31, 2003 through December 31, 2006, the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (ii) the Company’s current and proposed organization and method of operation will permit it to continue to meet the requirements for taxation as a REIT under the Code for its taxable year beginning January 1, 2007 and ending as of the effective date of the Merger.

Monmouth Capital Corporation

June 4, 2007

This opinion is given as of the date hereof and is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Moreover, the Company’s qualification and taxation as a REIT depends upon the Company having met – through actual annual operating results – the requirements under the Code regarding income, distributions and diversity of stock ownership, none of which have been independently verified by us. Accordingly, no assurance can be given that the actual results of the Company’s operation for any one taxable year satisfied the tests necessary to qualify as or be taxed as a REIT under the Code. In addition, we note that the Company has been, and will continue to be, subject to tax on certain “built-in gain” assets that it held on the date it first qualified as a REIT.

This opinion is furnished to you solely for use in connection with the Merger Agreement and may not be relied upon by you for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4, File No. 333-142590, filed by Monmouth with the Securities and Exchange Commission and to the reference to our firm under the heading “Legal Matters” in such Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

We express no opinion as to any federal income tax issues or other matter except those set forth or confirmed above. In addition, we specifically disclaim any obligation to monitor any of the matters stated in this opinion or to advise the persons entitled to rely on this opinion of any change in law or fact after the date of this opinion which might affect any of the opinions stated herein.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP